Exhibit 99.1

________________________________________________________________________________

PRESS RELEASE

OMG Announces Unaudited Financial Information for Second Quarter and YTD 2004

Audit Committee Completes Investigation, Restatement Required

2003 Form 10-K Expected to be Filed by October 31, 2004.

Cleveland, OH, August 2, 2004 – OM Group, Inc. (NYSE:OMG) today announced unaudited financial information for the second quarter ended June 30, 2004.

The financial information in this release has not been reviewed by OMG’s independent auditors due to the previously announced independent investigation by the audit committee of the company’s board of directors and the anticipated restatement of prior years’ financial statements. As a result, the company can give no assurance that the financial information in this release will not be adjusted when the process is completed.

As previously announced, the company has delayed filing its 2003 Form 10-K and 2004 first quarter Form 10-Q until the completion of an anticipated restatement of its financial statements for 1999 through 2003 and resolution of SEC comments on previous company filings. The restatement is the result of an independent investigation by the company’s audit committee.

UNAUDITED FINANCIAL INFORMATION

Earlier this year, the company announced that it had changed its method of accounting for inventories from the last in, first out (“LIFO”) method to the first in, first out (“FIFO”) method. All unaudited information presented below and in the attached schedules is on a FIFO basis and includes unaudited restatement adjustments.

In the second quarter 2004, net sales were $313.7 million and net income was $14.6 million, or $0.51 per diluted share. For the six months ended June 30, 2004, net sales were $680.4 million and net income was $58.1 million, or $2.03 per diluted share.

Corporate expenses in the 2004 second quarter remained higher than historical levels primarily due to special costs associated with the audit committee investigation, severance costs associated with the former chief financial officer and ongoing activities related to requirements associated with the Sarbanes-Oxley Act. The company’s long-term debt at June 30, 2004 totaled $424.8 million and the cash balance was $51.4 million.

BUSINESS SEGMENT RESULTS

Cobalt Group

The cobalt group includes cobalt and other metal-based organics, inorganics, powders and metal. For the second quarter 2004, net sales were $164.5 million and operating profit was $36.0 million. These results reflect the favorable impact from a combination of factors, including higher metal prices, strong volumes and a mix change to higher profitability products. Demand during the second quarter for cobalt and a number of the company’s products remained strong, primarily in battery grade chemicals and cobalt powders. The Metal Bulletin reference price for 99.3% cobalt averaged $24.93 per pound during the second quarter of 2004 versus $9.57 per pound in the 2003 second quarter. The previously announced maintenance shutdown of the company’s cobalt refinery in Finland was completed on schedule during the 2004 second quarter and the refinery has resumed normal production.

Nickel Group

The nickel group includes nickel-based inorganics, powders and metal. For the second quarter 2004, net sales were $149.2 million and operating profit was $10.8 million. Nickel sales reflected strong volume and higher average nickel prices. The London Metal Exchange quoted price for nickel averaged $5.67 per pound for the 2004 second quarter versus $3.80 per pound in the 2003 second quarter. Operating profit during the quarter was negatively affected by the timing of nickel price fluctuations. Nickel price fluctuations, which affect raw material purchase price as well as sales price, resulted in losses on certain hedge contracts that closed during the quarter as well as an unfavorable position at the end of the quarter when the company marked certain positions to market.

The previously announced planned maintenance shutdown of the company’s Finland-based nickel refinery was completed on schedule during the 2004 second quarter and the refinery has resumed normal production. On July 2, OMG’s Cawse facility in Australia incurred a mechanical failure in the main production autoclave requiring that operations there be suspended for four to five weeks. While there were no injuries, the company did have to replace raw material feed with other market sources. The company currently expects that the net impact of the disruption will reduce nickel operating profit in the second half of 2004 in the range of $3 million to $5 million.

OUTLOOK

According to James P. Mooney, chief executive officer, “We are encouraged with the momentum we take into the second half of the year—customer demand remains strong, metal prices are favorable and end-markets are strengthening. With no further shut-downs anticipated and corporate expenses trending downward, we expect the third and fourth quarters will be up from the second quarter and significantly higher than a year ago, excluding the one-time gain from the sale of Precious Metals Group. This assumes that metal prices and the Euro remain relatively unchanged from current levels.”

AUDIT COMMITTEE INVESTIGATION COMPLETED

The company also announced that the previously reported independent investigation conducted by its audit committee has been completed. As anticipated, the investigation will result in the restatement of the company’s financial statements for 1999 through 2003.

The audit committee investigation was conducted with the assistance of independent counsel and forensic accountants. The investigation involved an extensive examination of the company’s systems and procedures for reporting and consolidating inventory and other amounts in the consolidated financial statements, and included the review of voluminous accounting records, related documentation and e-mail communications, as well as interviews with many current and former employees.

As a result of its investigation, the audit committee has determined, among other things, that certain adjustments to inventory and other accounts were improperly recorded for a number of years, resulting in overstatements of net earnings for 1999, 2000, and 2001. Most of these adjustments represent amounts written off in 2002 and 2003, resulting in understatements of net earnings for those two years. At this time, the company is still finalizing the tax impacts of the restatement adjustments on its continuing and discontinued operations in each year. Although the results of the investigation are subject to audit by the company’s independent auditors, the company believes that aggregate earnings before income taxes for 1999 – 2001 will be reduced by approximately $115 million to $120 million, and that aggregate earnings before income taxes for 2002 – 2003 will be increased by approximately $116 million to $121 million. Considering the negative impact on retained earnings of restatement issues that relate to periods prior to 1999, the aggregate reduction in retained earnings as of September 30, 2003 is expected to be less than $25 million.

Following completion of the audit of the restated years by the company’s independent auditors, the company will file its Form 10-K for the year ended December 31, 2003, which will include audited restated financial statements for 2001 through 2003, together with selected financial information for 1999 and 2000. The company anticipates it will be able to file its 2003 Form 10-K and 2004 Form 10-Qs by October 31, 2004.

The completion of the audit committee’s investigation allows the company to finalize its response to pending comments from the staff of the SEC relating to previous filings with the SEC, as certain of the adjustments to be included in the restatement impact the company’s responses to the SEC staff’s comments. The investigation concluded that there was no wrongdoing by current employees. It did uncover accounting irregularities by former employees. The company intends to cooperate fully with the SEC in any review by the SEC of the company’s restated financial statements and the audit committee investigation.

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at www.omgi.com.

For more information contact -

Greg Griffith, Director of Investor Relations, 216-263-7455.

FORWARD LOOKING STATEMENTS

The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the final adjustments to be made as part of the restatement of prior years’ financial statements; the effect of such restatement, or the effect of our inability to meet our SEC filing obligations on a timely basis, upon funding availability under our credit facilities or upon outstanding debt obligations; the potential impact of an adverse result in excess of our insurance coverage in the shareholder class action lawsuit filed against the company and certain of its executives; the price and supply of raw materials, particularly cobalt and nickel; the demand for metal-based specialty chemicals and products in the company’s markets; the effect of fluctuations in currency exchange rates on the company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; and the general level of global economic activity and demand for the company’s products.

OM GROUP, INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS —UNAUDITED
(Amounts in Thousands, except per share data)

Note: The following amounts are presented on a FIFO basis, reflect known restatement adjustments, and are subject to change based on the
Company’s ongoing restatement process and subsequent audit by our independent auditors.

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2004	2003	2004	2003
Net sales	$313,738	$200,795	$680,368	$414,582
Cost of products sold	249,025	159,666	506,271	330,909

	64,713	41,129	174,097	83,673
Selling, general and administrative expenses	29,709	21,244	61,830	46,906

INCOME FROM OPERATIONS	35,004	19,885	112,267	36,767
OTHER INCOME (EXPENSE)
Interest expense	(10,562)	(10,736)	(19,686)	(21,004)
Foreign exchange gain (loss)	(829)	3,202	(5,928)	741
Investment income and other, net	1,746	598	4,694	1,031

	(9,645)	(6,936)	(20,920)	(19,232)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTERESTS	25,359	12,949	91,347	17,535
Income tax expense	(8,114)	(3,676)	(29,231)	(5,202)
Minority interests	(2,693)	1,429	(4,028)	1,367

INCOME FROM CONTINUING OPERATIONS	14,552	10,702	58,088	13,700
LOSS FROM DISCONTINUED OPERATIONS	—	(1,009)	—	(2,078)

NET INCOME	$14,552	$9,693	$58,088	$11,622

Income (loss) per common share — basic:
Continuing operations	$0.51	$0.38	$2.04	$0.48
Discontinued operations	—	(0.04)	—	(0.07)

Net income	$0.51	$0.34	$2.04	$0.41
Income (loss) per common share — assuming dilution:
Continuing operations	$0.51	$0.38	$2.03	$0.48
Discontinued operations	—	(0.04)	—	(0.07)

Net income	$0.51	$0.34	$2.03	$0.41
Weighted average shares outstanding (000)
Basic	28,437	28,306	28,437	28,304
Assuming dilution	28,553	28,308	28,564	28,305

OM GROUP, INC.
SEGMENT DATA —UNAUDITED
(Thousands of dollars)

Note: The following amounts are presented on a FIFO basis, reflect known restatement adjustments, and are subject to change based on the Company’s ongoing restatement process and subsequent audit by our independent auditors.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Sales
Cobalt Group	$164,508	$90,583	$327,325	$179,129
Nickel Group	149,230	110,212	353,043	235,453

Total Net Sales	$313,738	$200,795	$680,368	$414,582

Operating Profit
Cobalt Group	$36,023	$14,954	$90,926	$24,199
Nickel Group	10,831	12,854	46,575	28,336
Corporate Expenses	(11,850)	(7,923)	(25,234)	(15,768)

Total Operating Profit	$35,004	$19,885	$112,267	$36,767

OM GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands of dollars)
(Unaudited)

Note: The following amounts are presented on a FIFO basis, reflect known restatement adjustments, and are subject to change based on the Company’s ongoing restatement process and subsequent audit by our independent auditors.

June 30,
2004
ASSETS
CURRENT ASSETS
Cash and marketable securities	$51,366
Accounts receivable	144,201
Inventories	370,016
Other current assets	82,508

Total Current Assets	648,091
PROPERTY, PLANT AND EQUIPMENT, NET	414,320
OTHER ASSETS
Goodwill and other intangible assets	205,421
Other assets	114,579

TOTAL ASSETS	$1,382,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	135,740
Other accrued expenses	136,414

Total Current Liabilities	272,154
LONG-TERM LIABILITIES
Long-term debt	424,847
Deferred income taxes	61,376
Minority interests and other long-term liabilities	68,410
STOCKHOLDERS’ EQUITY	555,624

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,382,411

OM GROUP, INC.
CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS
(Thousands of dollars)
(Unaudited)

Note: The following amounts are presented on a FIFO basis,
reflect known restatement adjustments, and are subject to change based on the
Company’s ongoing restatement process and subsequent audit by our independent auditors.

Six Months Ended
June 30,
2004
Operating activities
Net income	$58,088
Items not affecting cash:
Depreciation and amortization	25,170
Foreign exchange loss	5,928
Minority interests	4,028

93,214
Changes in operating assets and liabilities:
Accounts receivable	(9,204)
Inventories	(94,809)
Accounts payable and other accrued liabilities	4,980
Other	16,835

Net cash provided by operating activities	11,016
Investing activities
Capital expenditures	(6,370)
Contingent payments related to prior acquisitions	(6,715)

Net cash used in investing activities	(13,085)
Net cash provided by financing activities	—

Effect of exchange rate changes on cash and cash equivalents	(1,118)

Decrease in cash and cash equivalents	(3,187)

Cash and cash equivalents at beginning of period	54,553

Cash and cash equivalents at end of period	$51,366